Exhibit 23.1

To the Board of Directors and Stockholders of
Smaaash Entertainment, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Smaaash Entertainment, Inc. on Form S-1 of our report dated July 23, 2018 with respect to our audit of the financial statements of I-AM Capital Acquisition Company as of May 31, 2018 and 2017 and for the year ended May 31, 2018 and the period from April 17, 2017 (inception) through May 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/Prager Metis CPAs, LLC

Prager Metis CPAs, LLC
Basking Ridge, New Jersey
December 18, 2018

An affiliate of Prager Metis International NEW YORK NEW JERSEY LOS ANGELES LONDON